Q4 FY25 2 From the CEO Fellow shareholders, FY25 was another big step forward in Atlassian’s mission to unleash the potential of every team. We closed out the year with strong execution, vaulting past $5.2 billion in revenue, generating $1.4 billion in free cash flow, and we are hitting our stride in executing against our three strategic priorities: Enterprise, AI, and System of Work. During Q4, we signed a record number of deals greater than $1 million in annual contract value (ACV), up more than 2x year-over-year, surged to 2.3 million AI monthly active users (MAU) powering their workflows across the Atlassian platform, and the initial momentum with Teamwork Collection has exceeded our expectations. Our three strategic priorities are becoming increasingly interconnected under our cloud platform, with its powerful AI functionality, seamless collaboration, and enterprise- grade capabilities amplifying each other. The Atlassian platform unlocks multiple growth vectors across our business and grounds our confidence in our ability to drive long-term, durable growth in the years to come. It allows us to bring products and features to market faster, drive cross-sell of additional apps and new collections, upgrade customers to higher-value editions, and tightly integrate our solutions to create a unified experience for all teams across any organization. For example, Jira Product Discovery has already amassed over 20,000 customers, Loom MAU is growing more than 30% year-over-year, and Jira Service Management Premium and Enterprise edition sales are up over 50% year-over-year. The result is a Net Revenue Retention (NRR) rate in the cloud of approximately 120%. To further fuel these growth vectors, we’ve entered into a multi-year strategic partnership with Google Cloud, bringing together our enterprise-grade, AI-powered teamwork platform with Google Cloud’s AI- optimized infrastructure to accelerate cloud transformation and deliver advanced AI solutions to millions of users worldwide. This partnership marks a major milestone in Atlassian’s multi-cloud strategy and lays the foundation for the next generation of human and AI teamwork experiences. Looking ahead, Atlassian is well-positioned to benefit from AI, as it strengthens the value of our platform and enables more Atlassian customers to realize its powerful capabilities, in turn creating tailwinds for our business. Let me explain.

Q4 FY25 3 As we expand further into enterprises and reach more teams, AI is extending our reach by democratizing the ability to create. More people than ever can bring extraordinary ideas to reality, presenting a massive opportunity for Atlassian. Gartner estimates that, “The percentage of citizen developers contributing to digital initiatives will rise from 10% in 2025 to 70% in 2029.”1 Throughout history, the rise of new technologies has always led to new ideas, freeing up humans to take on higher- value work, and creating new jobs and economies. In the AI era, every function, field, and industry is empowered to create agents to help them automate the rote work to be done. Collaboration across teams will become more imperative, and Atlassian has a huge opportunity to be the platform for human and AI collaboration. Data shows increased cross-functional collaboration in Jira since the rise of AI developer tools, with business users in Jira instances growing faster than before – demonstrating that Jira continues to be the center of gravity in how work gets done. #2 AI democratizes the ability to create and collaborate AI allows us to create amazing products and deliver powerful new capabilities, furthering our mission to unleash the potential of every team. We’re investing heavily in AI in order to capture the huge opportunity ahead of us, leveraging our key advantages: • Strong R&D innovation engine, • World-class unified platform, • Rich Teamwork Graph with unique breadth and depth of data on how teams work, • Domain expertise on how teams collaborate, and • Distribution power with over 300,000 customers. Our philosophy of delivering customer value first means we consistently ship powerful platform features like AI, analytics, and automation, and then recoup value through monetization over time. Two years ago, we added AI capabilities to the Premium and Enterprise editions of our products, and today, it’s one of the factors driving Premium and Enterprise annualized recurring revenue (ARR) growth of over 40% year-over-year. We’ve also layered in consumption-based pricing (CBP) across our portfolio in multiple areas over the past several years, including Rovo. We have been steadily building this muscle, which allows us to deliver increased customer value and monetize commensurately for the benefits they realize. As we move into FY26, we’re laser-focused on executing against our three strategic priorities: Enterprise, System of Work, and of course, AI. #3 AI is Atlassian’s tailwind For two decades, our focus has been helping customers solve human problems, not technology problems. This is why we chose TEAM as our ticker symbol - because, at our core, Atlassian is a collaboration company. We power collaboration across 300,000+ customers by helping them align work to goals, plan and track work together, and unleash collective knowledge. In the AI era, we believe more collaboration will be necessary as the velocity and complexity of problems to solve increase, and new challenges are born. Today, approximately 50% of users of our core apps are business users, underscoring the mission- critical role our platform plays in coordinating workflows and business processes across an organization. That’s where the Atlassian System of Work comes in - connecting technology teams with business teams, like HR, finance, legal, marketing, and many others. Because of this, more enterprises are realizing the power of going wall-to-wall with our System of Work, consolidating from a multitude of other tools onto the Atlassian platform and fueling growth across our at-scale apps: Jira, Confluence, Jira Service Management, and Loom - all of which continue to see revenue growth in line with or faster than that of the total company - with significant runway ahead. #1 Collaboration creates opportunity

Q4 FY25 4 Atlassian’s AI achievements These AI tailwinds are showing up across our business, as customers realize the power of the Atlassian Platform and the incredible AI innovation we’ve infused throughout. The number of AI interactions on our platform has increased nearly 20x year-over-year. We now have 2.3 million AI MAU (up >50% since last quarter), and this will continue to grow as we progressively roll out Rovo. We’re helping our customers quickly find contextualized information across their organization, making it easier to unleash knowledge and supercharge their workflows. “I’m all-in on Rovo right now. Imagine you’re a product owner and you can go from complex Jira releases, to Confluence release notes, to Rovo-generated summaries in JSM change approvals, all within minutes. That’s just one example of what AI-powered assistance can do. Practical time savings…Your team has already made the work visible, and Rovo helps curate that work into an approvable change request.” James Gambrill Senior Manager, Applications Engineering, 24 Hour Fitness “Our Engineering Enablement Team is using Rovo to connect the dots between a massive amount of customer insight data and the stories, epics, and roadmap items we’re working on. As a developer or product manager, it’s amazing to have direct access to this information without having to spend a long time searching.” Ronny Katzenberger Director of Engineering Enablement, Procore “Rovo Search took us less than an hour to set up. It’s very straightforward, and you don't need an engineering degree to do it. We connected it to all of our Atlassian apps, Google Drive, Microsoft applications, Gmail, Slack, our BI solution, our CRM, and more. Then, we were ready to go!” Kasia Wakarecy Vice President of Enterprise Apps and Data, Pythian

With every new work item added, link pasted, or teammate connected with, the Teamwork Graph gets smarter and more personalized. In fact, our Teamwork Graph now has over 80 billion data objects and connections. With a vast amount of contextualized, connected first and third-party data, customers are able to put agents to work. Since our U.S. customer event Team '25 in early April, customers have created thousands of Rovo agents, deploying them to work on critical projects and automate tasks across their organizations.

ATLASSIAN + PYTHIAN

Pythian, a global data and analytics services company, was searching for a solution to help employees quickly find information scattered across numerous tools and time zones, as their teams were feeling overwhelmed and unable to access the knowledge they needed to work efficiently. After evaluating several enterprise search engines, they chose Rovo because it is an embedded solution that integrates seamlessly with their Atlassian System of Work. This allowed Pythian to accelerate information discovery, automate manual processes, and transform collaboration, saving employees precious time each day and enabling the company to deliver greater value to both customers and employees.

"Rovo is a revolution that allows you to find information within your company without knowing where that information is stored. Rovo is very intuitive. It behaves the same way a colleague would if you asked them for information. The beauty is Rovo takes less than a minute to get all the answers – without trying to find out who has the answers, searching through tons of documents, or reading them. It helps us be so much more productive."

Kasia Wakarecy,
Vice President of Enterprise Apps and Data

Pythian
love your data

This quarter, we also introduced Rovo Dev in the Command Line Interface (CLI). It is natively integrated with Atlassian apps and the Teamwork Graph, bringing intelligent automation and code understanding directly to developers' terminals - accelerating workflows, reducing context-switching, and empowering teams to improve code quality and productivity.



$ acli rovodev run
Rovo Dev
Welcome to Rovo Dev (beta). Rovo Dev uses AI and can make mistakes, so be sure to verify the results.
Here are some quick tips:
• Ask Rovo Dev anything in your own words – from "explain this repository" to "add dark mode to this app".
• Use /config to change settings.
• Use /help at any time for more information.
• Use /exit to quit.
Use /help for more information.
Uses AI. Verify results.

Rovo Dev in the CLI achieved the highest score on the SWE-bench, a leading benchmark for evaluating AI agents on real-world tasks, reaching a 42% resolution rate across 2,294 tasks in the full dataset, surpassing all other submissions.

Analysts are also taking note of our strong position with AI. Atlassian was recognized as an Emerging Leader in the 2025 Gartner® Innovation Guide for Generative AI Technologies[2]. We see AI as a force multiplier for all our big bets, not a separate track. And with a world-class R&D machine, world-class platform, and 300,000+ customers, we believe we're uniquely positioned to get Atlassian AI into the hands of millions of users.

ATLASSIAN Q4 FY25 5

Q4 FY25 6 Customers like Infosys, a global leader in next-generation digital services and consulting, are standardizing on the Atlassian System of Work to connect their technology and business teams on a single platform. This is unlocking powerful AI experiences across their organization and enabling new levels of productivity. Earlier this quarter, we took a big step forward in delivering on our System of Work vision by shifting from standalone products to apps, agents, and Collections. We introduced Teamwork Collection, the foundation of our System of Work, giving every user a common set of collaboration apps to use across their organization. In the first few months, uptake is exceeding our expectations with significant wins in our enterprise customer base. In particular, enterprises see the value of consolidating on our platform and are expanding their seat counts to a wider set of users, underscoring our strategic focus on driving wall-to-wall adoption as the go-to collaboration solution. One of the world’s largest automotive manufacturers immediately understood the value of Teamwork Collection and standardized on the Atlassian Platform, going wall-to-wall with over 50,000 employees using Jira, Confluence, and Loom, while consolidating a number of point solutions in the process. Our System of Work vision is resonating with customers like BHP, CHG Healthcare, Globant, and many more, who are already adopting Teamwork Collection. It is also driving Data Center to Cloud migrations, as customers, including a leading global financial institution and one of the world’s largest technology companies, take advantage of our world-class platform with Rovo’s AI capabilities at its core. FOD Financiën, the Belgian federal government department responsible for managing the nation's finances, chose Teamwork Collection to be the single platform for its organization - unifying work, knowledge, and communication across all teams. The company lacked a company- wide AI and async work policy and now with Rovo and Loom can provide a unified System of Work to support AI-powered automation, AI-enhanced knowledge management, and bring async work into the core workflow for all teams. “At our organization, managing information at scale is a daily challenge. With the Atlassian Teamwork Collection — including Jira, Confluence, and now Rovo — we aim to streamline collaboration and reduce manual work. We’re eager to explore how Rovo can support our digital workplace strategy, especially in knowledge sharing and task automation.” Marc Vandersmissen Chief Information Officer ATLASSIAN + FOD FINANCIËN Playing offense with the Atlassian System of Work Our platform and the contextualized data of the Teamwork Graph enable us to unlock knowledge and power workflows across the enterprise through the Atlassian System of Work. And it’s not just our customers who recognize this - industry analysts across every market we play in have too. Atlassian was named a Leader in the Forrester Wave™: DevOps Platforms, Q2 2025, receiving the highest possible scores (5/5) across Vision, Innovation, and Roadmap. This quarter, Atlassian was also named a Leader in the Forrester Wave™: Value Stream Management Solutions, Q2 2025. We believe this recognition reflects our commitment to helping organizations connect strategy to execution at scale. This is in addition to being named a Leader in: • The Forrester Wave™: Knowledge Management Solutions, Q4 2024, • The Forrester Wave™: Enterprise Service Management, Q4 2023, • the Gartner® Magic Quadrant™ for Marketing Work Management Platforms3, and • the IDC MarketScape: Worldwide IT Service Management Software 2024 Vendor Assessment4.

Q4 FY25 7 Unleashing the Enterprise This quarter I continued meeting with customers from nearly every industry across the globe, and from these meetings, it’s abundantly clear: enterprises see Atlassian as a strategic partner. They’re turning to us to help them unlock their enterprise knowledge at scale, and further their collaboration across their technology and business teams. Our investments in building out the enterprise-grade capabilities of our platform and go-to-market teams are paying off, and we’ll continue to build on this momentum to capture the significant opportunity in front of us. Lendi Group streamlined quarterly planning by centralizing 40+ teams from six tools to one Atlassian cloud platform. “We're moving from an AI adjacent organization to an AI native organization. That's why we've secured Teamwork Collection. We're incredibly excited about Jira, Confluence and Loom, supercharged by Rovo, and are challenging our team to really look at how we can unlock productivity gains through the System of Work.” Matthew Hargreaves Senior Manager Product Delivery ATLASSIAN + LENDI GROUP This enterprise momentum is also driving Cloud migrations, which continue to pick up pace, with Data Center to Cloud migrations for the year up over 60% from last year. Customers are increasingly looking to adopt the incredible innovation we are delivering like AI, analytics, and automation. And once customers reach the cloud, we’re seeing them expand their usage, further enabling them to unleash the potential of their teams. And if Teamwork Collection is the foundation of Atlassian’s System of Work, think of Strategy Collection as the apex. We’ve introduced a powerful set of new apps and agents built specifically for enterprise strategy and planning as organizations become increasingly technology-driven. We are uniquely positioned to help business leaders align on their most important priorities and drive outcomes, giving them a full view of goals, work, talent, investments, systems, and updates, enabling complex, data- driven strategic decision-making. All of the progress we are making to drive our System of Work vision and deliver rapid advancements in AI is translating to strong enterprise momentum. We closed a record number of deals greater than $1 million in ACV in Q4, up over 2x year-over- year, including several of the largest semiconductor manufacturing and design companies in the world, several of the world’s largest financial institutions, the biggest technology companies in the world, and others across nearly every sector and industry vertical. Building on the momentum within Strategy Collection, we launched Talent app - our knowledge workforce planning app that gives leaders instant visibility into who’s working on what and how they align to the organization’s strategic priorities - into general availability this quarter. This allows leaders to make informed trade-offs and allocate resources with confidence. Initially built by Atlassian for Atlassian, we’ve since shipped the Talent app in response to customers’ needs for a solution that gives more granular detail about their workforce and enables their leaders to assign the right people to the right priorities, at the right time, at scale.

Q4 FY25 A new chapter for our President After almost 12 years, countless products built, and thousands of customers touched, Anu Bharadwaj is stepping away from her role as Atlassian President to pursue new opportunities, come December 31, 2025. Anu joined Atlassian in 2014 and has held a variety of leadership roles across her tenure, including Head of Product, Chief Operating Officer, and her current role as President. From driving Atlassian’s shift from on-premise to cloud, to spearheading our cloud platform strategy, and most recently playing a key role in shaping Atlassian’s System of Work strategy, her legacy will long be felt within the incredible product and platform experiences our customers enjoy each day. Anu is a truly transformational leader, known for leading with a full heart and a hell of a lot of courage, building an amazing tapestry of talent and an incredible leadership team. While we’re saddened to see her leave, like everything we do at Atlassian, we are long-term in our thinking, and I will be leaning in to support a smooth transition. This is an incredibly exciting time to be at Atlassian, and I look forward to leading the company for years to come. — We close out FY25 with a huge sense of pride and optimism. Our position is strengthening across our three strategic priorities. We’ll keep investing in these, following the momentum we’re seeing, while continuing to ruthlessly innovate quarter in, quarter out, delivering maximum value for our ever- growing customer base. As always, we are playing offense and doubling down on our unique differentiators that will make the decision to go all-in with Atlassian a no-brainer for current and future customers. We can’t wait to share more innovations at our upcoming Team ’25 Europe event in October. - Mike 8 Mike Cannon-Brookes CEO and Co-founder Footnotes: 1- Gartner, Market Guide for Citizen Application Development Platforms, Sohail Majumdar, Kelli Smith, Oleksandr Matvitskyy, Jason Wong, 22 April 2025 2- Gartner, Innovation Guide for Generative AI Technologies, 7 May, 2025 Gartner 3- Gartner, Magic Quadrant for Marketing Work Management Platforms, Michael McCune, Lacretia Marsh, et al., 17 December 2024 4- IDC MarketScape: Worldwide IT Service Management Software 2024 Vendor Assessment (US51813224, December 2024) GARTNER is a registered trademark and service mark of Gartner and Magic Quadrant is a registered trademark of Gartner, Inc. and/or its affiliates in the U.S. and internationally and are used herein with permission. All rights reserved. Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of G›artner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose. The Gartner content described herein (the “Gartner Content”) represents research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. ("Gartner"), and is not a representation of fact. Gartner Content speaks as of its original publication date (and not as of the date of this Shareholder Letter), and the opinions expressed in the Gartner Content are subject to change without notice. Forrester does not endorse any company, product, brand, or service included in its research publications and does not advise any person to select the products or services of any company or brand based on the ratings included in such publications. Information is based on the best available resources. Opinions reflect judgment at the time and are subject to change. For more information, read about Forrester’s objectivity here.

Atlassian at-a-glance

>300K customers across all industries

$67B market opportunity growing **13%** annually


EMEA
41%
Asia Pacific
11%
Revenue by Geography
Americas
48%

>500 customers who spend **$1M+**

The three markets we serve

Software development

$17B SAM

growing **9%** annually

Service management

$15B SAM

growing **13%** annually

(**$6B** ITSM + **$9B** non-ITSM)

Work management

$35B SAM

growing **14%** annually

By the numbers

Technical teams ● Business teams


52%
User diversity
48%

>125K

Jira customers

NAMED A **Leader** in the Gartner Magic Quadrant™ for DevOps Platforms[1]


51%
User diversity
49%

>60K

Jira Service Management customers

NAMED A **Leader** in The Forrester Wave™: Enterprise Service Management, Q4 2023


50%
User diversity
50%

>100K

Confluence customers

NAMED A **Leader** in The Forrester Wave™: Knowledge Management Solutions, Q4 2024

Notes: Unless otherwise noted, financial data reflected is as of or for the fiscal year ending June 30, 2025. Market opportunity data is as of or for the fiscal year ending June 30, 2024.
The user diversity breakdown by product is based on a sample of 5 million+ Jira and Confluence Cloud users and 1 million+ Jira Service Management users as of March 31, 2024

1– Gartner, Magic Quadrant for DevOps Platforms, Keith Mann, Thomas Murphy, Bill Holz, George Spafford, et al, 3 September 2024. Gartner does not endorse any vendor, product or service depicted in its research publications and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose. The Gartner content described herein (the "Gartner Content") represents research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. ("Gartner"), and is not a representation of fact. Gartner Content speaks as of its original publication date (and not as of the date of this Shareholder Letter), and the opinions expressed in the Gartner Content are subject to change without notice. GARTNER is a registered trademark and service mark of Gartner and Magic Quadrant is a registered trademark of Gartner, Inc. and/or its affiliates in the U.S. and internationally and are used herein with permission. All rights reserved.

Forrester does not endorse any company, product, brand, or service included in its research publications and does not advise any person to select the products or services of any company or brand based on the ratings included in such publications. Information is based on the best available resources. Opinions reflect judgment at the time and are subject to change. For more information, read about Forrester's objectivity here.

ATLASSIAN Q4 FY25 9

Q4 FY25 10 A reconciliation of GAAP to non-GAAP measures is provided within the tables at the end of this letter, in our earnings press release, and on our Investor Relations website. Joe Binz Chief Financial Officer Financial highlights All growth comparisons below relate to the corresponding period of last year, unless otherwise noted. 7V Y P IY MY VN NQ IS MIY ( - NQUIU QIS TTIY U T a M P % QdOQ Q TM Q PM M M P Q OQ MSQ DPYMM VU P 6ULML UM ($ 7Q IS HMIY 6ULML UM ($ ( - ( , ( - ( , 22 YM S FQbQ aQ %,1-%,-- % , %.2) .%+ .%,)- -%,.1%/), RU % -2%2 2 2 -%)1. -%,+)%-., ,%...% )1 YM SU .)% . %. .(%. . %, C Q M U S +1%-02 //%2.) ,)%,2+ 0%)00 C Q M U S YM SU (% % (% (%- BQ +,%2), 2/%2 2 +./%/10 ,))%. 2 BQ Q TM Q PU a QP )')2 )'0/ )'21 ' / 8M T R c R Y Q M U ,0.%, . -+/%+ 2%-/)%,2, %--1% .2 >VU% 22 YM S RU % 1)%1-+ 2-,%/)1 -%--,%201 ,%//,%010 YM SU . %) .)% . %( . % C Q M U S U O YQ ,,.%1/0 +++%))) %+10%,-0%) -% )- C Q M U S YM SU ( %) %, ( %- ()%) BQ U O YQ +.2% , 0%-+0 20.%2-. 0/+%-)2 BQ U O YQ Q TM Q PU a QP )'21 )'// ,'/1 +'2, ; QQ OM T R c ,/)%, 1 - ,% /- %- .%.-, %- .%.1+ ( Fourth quarter fiscal year 2025 highlights We closed FY25 with strong execution from our enterprise sales and partner teams, driving revenue, gross profit, and operating income ahead of our expectations. Revenue growth in the quarter was primarily driven by paid seat expansion, higher average revenue per user (ARPU), and cross-sell of additional products. Gross profit and operating income benefited from revenue outperformance and disciplined cost management. The momentum we are seeing in our enterprise business and cloud migrations highlights the compelling value our mission-critical solutions deliver for our customers. Our investments across our key strategic priorities of enterprise, AI, and System of Work continue to yield results as we signed a record number of deals greater than $1 million in ACV and reached 2.3 million AI MAU. With significant market opportunities, a world-class cloud platform, and steady focus and execution, we are well- positioned to help our customers unleash the full potential of their teams and drive durable, long-term growth. Fourth quarter and fiscal year 2025 financial summary (U.S. $ in thousands, except percentages and per share data)

Q4 FY25 Highlights for Q4’25 include: • Revenue of $1.4 billion increased 22%, driven by growth in our Cloud and Data Center offerings. • GAAP gross margin of 83% and non-GAAP gross margin of 85% increased two percentage points driven by higher Cloud gross margin, partially offset by continued revenue mix shift to Cloud. • GAAP operating loss was $28 million, and GAAP operating margin of (2%) increased four percentage points. Non-GAAP operating income was $336 million and non-GAAP operating margin of 24% increased five percentage points driven by greater operating leverage and higher gross margin. • Operating cash flow of $375 million decreased 12%, driven primarily by the impact of prior year collections related to Server end-of-support. Free cash flow of $360 million decreased 13%. Revenue (U.S. $ in thousands, except percentage data) 7V Y P IY MY VN NQ IS ( - YM MU M YM S U T a M P % QdOQ Q OQ MSQ b A, - A, , HMIY%V MY% MIY OYV P BM MU M J WM GaN O U U %, +%.,+ %)/1%10 +, C TQ 0%1 + /+%0 2 - M QbQ aQ %,1-%,-- % , %.2) ++ A, - A, , HMIY%V MY% MIY OYV P BM MU M J LMWSV TMU 8 aP 2+0%0,) 0,1%))/ +/ 9M M 8Q Q ,1)%00/ ,+/%//, 0 AM WQ MOQ M P TQ 0.%1,1 //%2+ , M QbQ aQ %,1-%,-- % , %.2) ++ A, - A, , HMIY%V MY% MIY OYV P BM MU M J OMVOYIWPQ YMOQVU 6YQ UOM /0.%2+ ..0%)1. + :A:6 ..0%//0 --0%/)0 +. 6 UM DMOURUO .)%0./ +/%121 2 M QbQ aQ %,1-%,-- % , %.2) ++ 11

Revenues by deployment

(U.S. $ in millions, except percentage data)


Server
Marketplace and other(1)
Data Center
Cloud
$1,189
$30
$92
$364
$703
$1,132
$67
$327
$738
$1,188
$60
$336
$792
$1,286
$77
$362
$847
$1,357
$88
$389
$880
$1,384
$76
$381
$928
Note: revenue totals may not foot due to rounding
Q3’24
Q4’24
Q1’25
Q2’25
Q3’25
Q4’25

Year-over-year growth %	Q3’24	Q4’24	Q1’25	Q2’25	Q3’25	Q4’25
Cloud	31%	31%	31%	30%	25%	26%
Data Center	64%	41%	38%	32%	7%	17%
Marketplace and other	43%	16%	16%	23%	(5%)	13%
Server	(69%)	(100%)	(100%)	(100%)	(100%)	0%
Total revenues	30%	20%	21%	21%	14%	22%

(1) Included in Marketplace and other is premier support revenue. Premier support is a subscription-based arrangement for a higher level of support across different deployment options. Premier support is recognized as subscription revenue on the Condensed Consolidated Statements of Operations as the services are delivered over the term of the arrangement.

Revenue growth in Q4 was driven by subscription revenue, which grew 23%.

Cloud revenue growth of 26% was driven by paid seat expansion within existing customers, higher ARPU, cross-sell of additional products, and Data Center to Cloud migrations. Overall, paid seat expansion rates remain stable, and we exited Q4 with a cloud NRR of approximately 120%. Strong sales execution in the quarter drove paid seat expansion, cross-sell of additional products, and migrations ahead of our expectations.

ATLASSIAN Q4 FY25 12

Q4 FY25 13 Data Center revenue growth of 17% was in line with our expectations and driven primarily by price increases, partially offset by stronger-than-expected migrations to Cloud. Growth in the quarter benefited from renewed agreements with several large enterprise customers. Marketplace and other revenue growth of 13% was driven by sales of third-party marketplace apps for both Cloud and Data Center offerings. Remaining performance obligation increased to $3.3 billion, up 38%, driven by continued growth in annual and multi-year agreements. Of this, we expect approximately 74% to be recognized in the next twelve months, up 29%. Margins, operating expenses, and operating income (loss) (U.S. $ in thousands, except percentage data) GAAP operating expenses increased 20%, driven by higher employment costs, including stock-based compensation expense. Headcount at the end of Q4’25 was 13,813, an increase of 443 from the prior quarter, primarily driven by hiring in R&D and Sales as we continue to invest in serving our enterprise customers, delivering rapid advancements in AI, and connecting technology and business teams through our System of Work. Non-GAAP operating expenses increased 17% and were lower-than-expected driven primarily by lower program spending and employment costs as we remain focused on thoughtfully managing costs. GAAP operating margin of (2%) and non-GAAP operating margin of 24% exceeded our expectations, driven by better-than-expected operating leverage and gross margin. E J G J E I ' C I EF J NF I I CC O G PFL O O CTACMP MCN OF NC P MCNAC P EC P 3 ' 3 , EII C 611 ENLOO NEG 9L $611 ENLOO NEG ( EJ EF J NF I I 611 LMCN PG E CTMC OCO -. ) . . ) 9L $611 LMCN PG E CTMC OCO . - -( , . 4 I EFC J NF I I 611 NCOC NAF CRC LM C P CTMC OCO - ,-. . 9L $611 NCOC NAF CRC LM C P CTMC OCO - - . 2 525 0 3.7.16.4 ( A J I I NF I I 611 N CPG E O CO CTMC OCO ) , () , ) 9L $611 N CPG E O CO CTMC OCO (, . ( ( ( 2 525 0 3.7.16.4 , C IJ J NF I I 611 EC CN G GOPN PGRC CTMC OCO ,) ) ( )(. 9L $611 EC CN G GOPN PGRC CTMC OCO (( ) 2 525 0 3.7.16.4 F J EC 611 LMCN PG E LOO (. - ,, 9L $611 LMCN PG E G AL C )) .,- ((( 2 525 0 3.7.16.4% )

Q4 FY25 Net income (loss) (U.S. $ in thousands, except per share data) Free cash flow (U.S. $ in thousands, except percentage data) Customers with >$10,000 in Cloud ARR For each period ended We ended Q4’25 with 51,978 customers with greater than $10,000 in Cloud ARR, an increase of 13% year- over-year. These customers represent over 85% of total Cloud ARR and continue to grow as a proportion of our overall Cloud business. In Q4, we increased the scalability of our cloud platform, now delivering support for up to 100,000 users on a single site of Jira. Additionally, our expanded partnership with Google Cloud underscores our commitment to serving all customers in the Cloud and marks a significant milestone in our multi-cloud strategy. This comes on the heels of introducing Atlassian Government Cloud and announcing Atlassian Isolated Cloud, which highlights our steady progress in expanding the capabilities of our enterprise-grade cloud platform. Our investments are driving Data Center migrations to Cloud and helping enable the most valuable and secure Atlassian experience for our customers. 7V Y P IY MY VN NQ IS ( - >M :U VTM U T a M P % QdOQ Q TM Q PM M A, - A, , 22 YM S BQ +,%2), 2/%2 2 BQ Q TM Q PU a QP )')2 )'0/ >VU% 22 YM S BQ U O YQ +.2% , 0%-+0 BQ U O YQ Q TM Q PU a QP )'21 )'// 7V Y P IY MY VN NQ IS ( - 7YMM 4I P 7SV U T a M P % QdOQ Q OQ MSQ A, - A, , 7YMM I P NSV 66D Q OM T bUPQP Ne Q M U S MO UbU UQ ,0.%, . -+/%+ 2 @Q 3 8M U M Qd Q PU a Q -%220 ,%).. ; QQ OM T R c ,/)%, 1 - ,% /- F F6 AG (,% ),%   7V Y P IY MY VN NQ IS ( - >M :U VTM U T a M P % QdOQ Q TM Q P M A, - A, , 22 YM S BQ +,%2), 2/%2 2 BQ Q TM Q PU a QP )')2 )'0/ >VU% 22 Y S BQ U O YQ +.2% , 0%-+0 BQ U O YQ Q TM Q PU a QP )'21 )'// 7V Y P IY MY VN NQ IS ( - 7YMM 4I P 7SV U T a M P % QdOQ Q OQ SQ A, - A, , 7YMM I P NSV 66D Q OM T bUPQP Ne Q M U S MO UbU UQ ,0.%, . -+/%+ 2 @Q 3 8M U M Qd Q PU a Q -%220 ,%).. ; Q OM T R c ,/)%, 1 - ,% /- F F6 AG (,% ),%   14 We define the number of customers with Cloud ARR greater than $10,000 at the end of any particular period as the number of organizations with unique domains with an active Cloud subscription and greater than $10,000 in Cloud ARR. We define Cloud ARR as the annualized recurring revenue run-rate of Cloud subscription agreements at a point in time. We calculate Cloud ARR by taking the Cloud monthly recurring revenue (Cloud MRR) run-rate and multiplying it by 12. Cloud MRR for each month is calculated by aggregating monthly recurring revenue from committed contractual amounts at a point in time. Cloud ARR and Cloud MRR should be viewed independently of revenue and do not represent our revenue under GAAP, as they are operational metrics that can be affected by contract start and end dates and renewal rates.

Financial targets

(U.S. $)

Q1'26

	GAAP
	Three Months Ending September 30, 2025
Revenue	$1,395 million to $1,403 million
Cloud revenue growth (year-over-year)	approx. 22.5%
Data Center revenue growth (year-over-year)	approx. 8.0%
Marketplace and other revenue growth (year-over-year)	approx. 11.5%
Gross margin	82.5%
Operating margin	(5.5%)

	Non-GAAP
	Three Months Ending September 30, 2025
Gross margin	84.5%
Operating margin	20.5%

FY26

	GAAP
	Fiscal Year Ending June 30, 2026
Revenue growth (year-over-year)	approx. 18.0%
Cloud revenue growth (year-over-year)	approx. 21.0%
Data Center revenue growth (year-over-year)	approx. 12.5%
Marketplace and other revenue growth (year-over-year)	approx. 10%
Gross margin	83.5%
Operating margin	(2.5%)

	Non-GAAP
	Fiscal Year Ending June 30, 2026
Gross margin	85.5%
Operating margin	24.0%

FY26 Outlook

TOTAL REVENUE

We expect total company revenue growth of approximately 18.0% in FY26. Consistent with our approach in setting our outlook for FY25, we have taken what we believe to be an appropriately prudent and risk-adjusted approach to our FY26 guidance to account for two primary factors.

First, given uncertainty in the macroeconomic environment, our outlook allows for macro-related factors to negatively impact key growth drivers across our business, such as paid seat expansion, cross-sell, upsell, and customer retention.

Second, our outlook allows for business disruption in the ongoing evolution of our enterprise go-to-market motion, which would negatively impact enterprise sales and cloud migrations.

Strong execution and continued momentum across our key strategic priorities in FY25 position us to drive healthy revenue growth and profitability in FY26 and beyond. Given this, we remain confident in our long-term outlook and our ability to grow revenue at a compounded annual growth rate of 20%+ through FY27, as outlined at our FY24 Investor Day.

ATLASSIAN Q4 FY25 15

Q4 FY25 Further detail and expected trends are provided below: Cloud revenue We expect Cloud revenue growth of approximately 21.0% in FY26, with migrations driving a mid-single- digit contribution. As we continue to build on the enterprise-grade capabilities of our Cloud platform, we expect Data Center customers to migrate to Cloud over a multi-year period and adopt hybrid deployment strategies, allowing them to migrate teams over time. Overall, we expect Cloud revenue growth to be primarily driven by paid seat expansion in existing customers as we drive increasing wall-to-wall adoption within enterprise customers. Additionally, we expect a greater proportion of our Cloud revenue growth to come from increased focus on cross-selling solutions like Jira Service Management and the introduction of additional collections. Lastly, we expect to drive greater ARPU through uptake of higher-value editions of our products as customers look to take advantage of the advanced capabilities of the Atlassian Cloud Platform. Data Center revenue We expect Data Center revenue growth of approximately 12.5% in FY26 driven primarily by price increases, partially offset by continued migrations to Cloud. This outlook reflects the impact of the policy change to one year deal terms and our expectation that Data Center customers planning to migrate to the Cloud will moderate their seat expansion prior to migration. In terms of seasonality, we expect growth rates to improve in the second half of the year as we fully lap the headwinds related to Server end-of-support driven purchasing. And as a reminder, Data Center revenue growth rates will vary quarter to quarter based on the pace of Cloud migrations, the number of large deals in the quarter, and customer purchasing dynamics related to price changes. Marketplace and other revenue We expect Marketplace and other revenue growth of approximately 10.0% in FY26 driven by healthy sales of third-party marketplace apps for our Cloud and Data Center offerings. GROSS MARGIN We expect GAAP gross margin to be 83.5% and non-GAAP gross margin to be 85.5% in FY26. Our guidance assumes continued optimization of cloud infrastructure and support costs will offset the negative impact of continued revenue mix shift to Cloud and increased AI processing costs as customers deploy and use Rovo across their workflows. 16

Q4 FY25 17 OPERATING AND FREE CASH FLOW MARGIN We expect GAAP operating margin to be approximately (2.5%) and non-GAAP operating margin to be approximately 24.0% in FY26. We expect operating expense growth will be driven by investments in sales and marketing and R&D across our enterprise, AI, and System of Work priorities, where we have strong customer signal and momentum. We expect stock-based compensation expense growth to moderate in FY26. We remain confident in our ability to deliver operating margin expansion over time, and our outlook for FY27 non-GAAP operating margin in excess of 25% is unchanged. As a reminder, our free cash flow margin has quarter-to-quarter seasonality throughout the year, with Q1 having the lowest margin driven by the timing of employee bonus payouts. SHARE COUNT We expect diluted share count to increase by less than 2% in FY26.

ATLASSIAN CORPORATION

Consolidated statements of operations

(U.S. $ and shares in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,	
	2025	2024	2025	2024
Revenues:				
Subscription	$ 1,312,532	$ 1,068,871	$ 4,930,604	$ 3,924,389
Other	71,812	62,719	284,700	434,214
Total revenues	1,384,344	1,131,590	5,215,304	4,358,603
Cost of revenues (1) (2)	234,425	217,505	894,851	803,495
Gross profit	1,149,919	914,085	4,320,453	3,555,108
Operating expenses:				
Research and development (1) (2)	700,678	589,104	2,669,312	2,184,111
Marketing and sales (1) (2)	314,416	239,603	1,134,535	877,497
General and administrative (1)	163,304	152,328	646,998	610,577
Total operating expenses	1,178,398	981,035	4,450,845	3,672,185
Operating loss	(28,479)	(66,950)	(130,392)	(117,077)
Other income (expense), net	(7,985)	(6,952)	(50,277)	(30,916)
Interest income	30,407	27,430	112,324	96,663
Interest expense	(8,137)	(7,647)	(30,550)	(34,077)
Loss before provision for income taxes	(14,194)	(54,119)	(98,895)	(85,407)
Provision for income taxes	(9,709)	(142,800)	(157,792)	(215,112)
Net loss	$ (23,903)	$ (196,919)	$ (256,687)	$ (300,519)
Net loss per share attributable to Class A and Class B common stockholders:				
Basic	$ (0.09)	$ (0.76)	$ (0.98)	$ (1.16)
Diluted	$ (0.09)	$ (0.76)	$ (0.98)	$ (1.16)
Weighted-average shares used in computing net income (loss) per share attributable to Class A and Class B common stockholders:				
Basic	262,884	260,326	261,787	259,133
Diluted	262,884	260,326	261,787	259,133

(1) Amounts include stock-based compensation as follows:

	Three Months Ended June 30,		Fiscal Year Ended June 30,	
	2025	2024	2025	2024
Cost of revenues	$ 20,792	$ 17,817	$ 83,017	$ 71,691
Research and development	242,870	183,822	937,440	712,409
Marketing and sales	45,947	33,515	168,270	137,347
General and administrative	40,895	38,334	173,495	159,986

(2) Amounts include amortization of acquired intangible assets, as follows:

	Three Months Ended June 30,		Fiscal Year Ended June 30,	
	2025	2024	2025	2024
Cost of revenues	$ 10,131	$ 11,706	$ 40,508	$ 36,988
Research and development	93	93	374	374
Marketing and sales	3,618	3,663	14,635	12,386

ATLASSIAN Q4 FY25 18

ATLASSIAN CORPORATION

Consolidated balance sheets

(U.S. $ in thousands)
(unaudited)

	June 30, 2025	June 30, 2024
Assets		
Current assets:		
Cash and cash equivalents	$ 2,512,874	$ 2,176,930
Marketable securities	424,268	161,973
Accounts receivable, net	778,302	628,049
Prepaid expenses and other current assets	175,793	109,312
Total current assets	3,891,237	3,076,264
Non-current assets:		
Property and equipment, net	105,118	86,315
Operating lease right-of-use assets	169,127	172,468
Strategic investments	221,942	223,221
Intangible assets, net	244,840	299,057
Goodwill	1,304,445	1,288,756
Deferred tax assets	3,762	3,934
Other non-current assets	101,499	62,118
Total assets	$ 6,041,970	$ 5,212,133
Liabilities and Stockholders' Equity		
Current liabilities:		
Accounts payable	$ 222,092	$ 177,545
Accrued expenses and other current liabilities	681,601	577,359
Deferred revenue, current portion	2,227,002	1,806,269
Operating lease liabilities, current portion	50,164	48,953
Total current liabilities	3,180,859	2,610,126
Non-current liabilities:		
Deferred revenue, net of current portion	254,252	308,467
Operating lease liabilities, net of current portion	201,483	214,474
Long-term debt	987,684	985,911
Deferred tax liabilities	23,881	20,387
Other non-current liabilities	48,157	39,917
Total liabilities	4,696,316	4,179,282
Stockholders' equity		
Common stock	3	3
Additional paid-in capital	5,574,290	4,212,064
Accumulated other comprehensive income (loss)	13,226	25,300
Accumulated deficit	(4,241,865)	(3,204,516)
Total stockholders' equity	1,345,654	1,032,851
Total liabilities and stockholders' equity	$ 6,041,970	$ 5,212,133

ATLASSIAN Q4 FY25 19

ATLASSIAN CORPORATION

Consolidated statements of cash flows

(U.S. $ in thousands)
(unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,	
	2025	2024	2025	2024
Cash flows from operating activities:				
Net loss	$ (23,903)	$ (196,919)	$ (256,687)	$ (300,519)
Adjustments to reconcile net loss to net cash provided by operating activities:				
Depreciation and amortization	23,221	23,178	92,375	78,738
Stock-based compensation	350,504	273,488	1,362,222	1,081,433
Deferred income taxes	5,233	217	4,050	119
Amortization of interest rate swap contracts	(5,987)	(4,166)	(26,344)	(4,166)
Net loss (gain) on strategic investments	(1,552)	1,587	22,994	13,337
Net foreign currency loss (gain)	5,256	2,159	(2,494)	2,301
Other	(291)	607	(532)	(73)
Changes in operating assets and liabilities, net of business combinations:				
Accounts receivable, net	(136,080)	18,025	(150,035)	(148,469)
Prepaid expenses and other assets	(19,418)	56,406	(85,385)	(3,122)
Accounts payable	28,247	(10,700)	42,873	18,150
Accrued expenses and other liabilities	37,184	103,165	90,988	158,123
Deferred revenue	112,901	159,172	366,368	552,307
Net cash provided by operating activities	375,315	426,219	1,460,393	1,448,159
Cash flows from investing activities:				
Business combinations, net of cash acquired	(8,276)	(3,040)	(14,245)	(847,767)
Purchases of property and equipment	(14,997)	(13,590)	(44,850)	(33,112)
Purchases of strategic investments	(780)	(6,150)	(27,430)	(14,400)
Purchases of marketable securities	(134,596)	(35,207)	(411,635)	(248,897)
Proceeds from maturities of marketable securities	19,666	37,387	144,878	116,537
Proceeds from sales of marketable securities	3,895	2,501	5,893	41,514
Proceeds from sales of strategic investments	130	—	5,067	22,379
Net cash used in investing activities	(134,958)	(18,099)	(342,322)	(963,746)
Cash flows from financing activities:				
Repayment of Term Loan	—	(975,000)	—	(1,000,000)
Proceeds from issuance of debt, net of issuance cost	—	987,039	—	987,039
Repurchases of Class A Common Stock	(392,283)	(192,227)	(779,439)	(395,256)
Other	—	—	(3,143)	—
Net cash used in financing activities	(392,283)	(180,188)	(782,582)	(408,217)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	3,860	(3)	151	(1,989)
Net increase in cash, cash equivalents, and restricted cash	(148,066)	227,929	335,640	74,207
Cash, cash equivalents, and restricted cash at beginning of period	2,661,828	1,950,193	2,178,122	2,103,915
Cash, cash equivalents, and restricted cash at end of period	$ 2,513,762	$ 2,178,122	$ 2,513,762	$ 2,178,122

ATLASSIAN Q4 FY25 20

ATLASSIAN CORPORATION

Reconciliation of GAAP to non-GAAP results

(U.S. $ and shares in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,	
	2025	2024	2025	2024
Gross profit				
GAAP gross profit	$ 1,149,919	$ 914,085	$ 4,320,453	$ 3,555,108
Plus: Stock-based compensation	20,792	17,817	83,017	71,691
Plus: Amortization of acquired intangible assets	10,131	11,706	40,508	36,988
Non-GAAP gross profit	$ 1,180,842	$ 943,608	$ 4,443,978	$ 3,663,787
Gross margin				
GAAP gross margin	83%	81%	83%	82%
Plus: Stock-based compensation	2	1	2	1
Plus: Amortization of acquired intangible assets	—	1	—	1
Non-GAAP gross margin	85%	83%	85%	84%
Operating income				
GAAP operating loss	$ (28,479)	$ (66,950)	$ (130,392)	$ (117,077)
Plus: Stock-based compensation	350,504	273,488	1,362,222	1,081,433
Plus: Amortization of acquired intangible assets	13,842	15,462	55,517	49,748
Non-GAAP operating income	$ 335,867	$ 222,000	$ 1,287,347	$ 1,014,104
Operating margin				
GAAP operating margin	(2%)	(6%)	(3%)	(3%)
Plus: Stock-based compensation	25	25	27	25
Plus: Amortization of acquired intangible assets	1	1	1	1
Non-GAAP operating margin	24%	20%	25%	23%
Net income				
GAAP net loss	$ (23,903)	$ (196,919)	$ (256,687)	$ (300,519)
Plus: Stock-based compensation	350,504	273,488	1,362,222	1,081,433
Plus: Amortization of acquired intangible assets	13,842	15,462	55,517	49,748
Less: Gain on a non-cash sale of a controlling interest of a subsidiary	—	—	—	(1,378)
Less: Income tax adjustments (1)	(81,330)	79,396	(185,107)	(66,875)
Non-GAAP net income	$ 259,113	$ 171,427	$ 975,945	$ 762,409
Net income per share				
GAAP net loss per share - diluted	$ (0.09)	$ (0.76)	$ (0.98)	$ (1.16)
Plus: Stock-based compensation	1.32	1.05	5.15	4.16
Plus: Amortization of acquired intangible assets	0.05	0.06	0.20	0.19
Less: Gain on a non-cash sale of a controlling interest of a subsidiary	—	—	—	(0.01)
Less: Income tax adjustments (1)	(0.30)	0.31	(0.69)	(0.25)
Non-GAAP net income per share - diluted	$ 0.98	$ 0.66	$ 3.68	$ 2.93
Weighted-average diluted shares outstanding				
Weighted-average shares used in computing diluted GAAP net loss per share	262,884	260,326	261,787	259,133
Plus: Dilution from dilutive securities (2)	2,826	484	3,407	1,076
Weighted-average shares used in computing diluted non-GAAP net income per share	265,710	260,810	265,194	260,209
Free cash flow				
GAAP net cash provided by operating activities	$ 375,315	$ 426,219	$ 1,460,393	$ 1,448,159
Less: Capital expenditures	(14,997)	(13,055)	(44,850)	(32,577)
Free cash flow	$ 360,318	$ 413,164	$ 1,415,543	$ 1,415,582

(1) We utilize a fixed long-term projected non-GAAP tax rate in our computation of the non-GAAP income tax adjustments in order to provide better consistency across interim reporting periods. In projecting this long-term non-GAAP tax rate, we utilized a three-year financial projection that excludes the direct and indirect income tax effects of the other non-GAAP adjustments reflected above. Additionally, we considered our current operating structure and other factors such as our existing tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. For fiscal years 2025 and 2024, we determined the projected non-GAAP tax rate to be 26% and 27%, respectively. This fixed long-term projected non-GAAP tax rate eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Examples of the non-recurring and period specific items include but are not limited to changes in the valuation allowance related to deferred tax assets, effects resulting from acquisitions, and unusual or infrequently occurring items. We will periodically re-evaluate this long-term rate, as necessary, for significant events. The rate could be subject to change for a variety of reasons, for example, significant changes in the geographic earnings mix or fundamental tax law changes in major jurisdictions where we operate.

(2) The effects of these dilutive securities were not included in the GAAP calculation of diluted net loss per share for the three months and fiscal years ended June 30, 2025 and 2024, because the effect would have been anti-dilutive.

ATLASSIAN Q4 FY25 21

ATLASSIAN CORPORATION

Reconciliation of GAAP to non-GAAP financial targets

	Three Months Ending September 30, 2025
GAAP gross margin	**82.5%**
Plus: Stock-based compensation	1.5
Plus: Amortization of acquired intangible assets	0.5
Non-GAAP gross margin	**84.5%**
GAAP operating margin	**(5.5%)**
Plus: Stock-based compensation	25.0
Plus: Amortization of acquired intangible assets	1.0
Non-GAAP operating margin	**20.5%**

	Fiscal Year Ending June 30, 2026
GAAP gross margin	**83.5%**
Plus: Stock-based compensation	1.5
Plus: Amortization of acquired intangible assets	0.5
Non-GAAP gross margin	**85.5%**
GAAP operating margin	**(2.5%)**
Plus: Stock-based compensation	25.5
Plus: Amortization of acquired intangible assets	1.0
Non-GAAP operating margin	**24.0%**

ATLASSIAN Q4 FY25 22

Q4 FY25 23 FORWARD-LOOKING STATEMENTS This shareholder letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, which statements involve substantial risks and uncertainties. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “estimate,” or “continue,” and similar expressions or variations, but these words are not the exclusive means for identifying such statements. All statements other than statements of historical fact could be deemed forward-looking, including but not limited to risks and uncertainties related to statements about our platform, current and planned products, Collections and other offerings, AI solutions, System of Work, investments and expenses, customers, Cloud and Data Center migrations, macroeconomic environment, broader AI market, anticipated growth, market position and opportunity, competition, business plans and long term strategies, outlook, technology, leadership transitions, enterprise sales, and other key strategic areas, and our financial targets such as total revenue, Cloud, Data Center, and Marketplace and other revenue and GAAP and non-GAAP financial measures including gross margin, operating margin, and share count. We undertake no obligation to update any forward-looking statements made in this shareholder letter to reflect events or circumstances after the date of this shareholder letter or to reflect new information or the occurrence of unanticipated events, except as required by law. The achievement or success of the matters covered by such forward-looking statements involves known and unknown risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. You should not rely upon forward-looking statements as predictions of future events. Forward-looking statements represent our management’s beliefs and assumptions only as of the date such statements are made. Further information on that could affect our financial results is included in filings we make with the Securities and Exchange Commission (the SEC) from time to time, including the section titled “Risk Factors” in our most recently filed Forms 10-K and 10-Q. These documents are available on the SEC Filings section of the Investor Relations section of our website at: https://investors.atlassian.com. ABOUT NON-GAAP FINANCIAL MEASURES AND OTHER FINANCIAL MEASURES In addition to the measures presented in our condensed consolidated financial statements, we regularly review other measures that are not presented in accordance with GAAP, defined as non-GAAP financial measures by the SEC, to evaluate our business, measure our performance, identify trends, prepare financial forecasts and make strategic decisions. The key measures we consider are non-GAAP gross profit and non-GAAP gross margin, non-GAAP operating income and non-GAAP operating margin, non-GAAP net income, non-GAAP net income per diluted share and free cash flow (collectively, the Non-GAAP Financial Measures). These Non-GAAP Financial Measures, which may be different from similarly titled non-GAAP measures used by other companies, provide supplemental information regarding our operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or that occur relatively infrequently and/or that management considers to be unrelated to our core operations. Management believes that tracking and presenting these Non-GAAP Financial Measures provides management, our board of directors, investors and the analyst community with the ability to better evaluate matters such as: our ongoing core operations, including comparisons between periods and against other companies in our industry; our ability to generate cash to service our debt and fund our operations; and the underlying business trends that are affecting our performance. Our Non-GAAP Financial Measures include: • Non-GAAP gross profit and Non-GAAP gross margin. Excludes expenses related to stock-based compensation, and amortization of acquired intangible assets. • Non-GAAP operating income and non-GAAP operating margin. Excludes expenses related to stock-based compensation, and amortization of acquired intangible assets. • Non-GAAP net income and non-GAAP net income per diluted share. Excludes expenses related to stock-based compensation, amortization of acquired intangible assets, gain on a non-cash sale of a controlling interest of a subsidiary, and the related income tax adjustments. • Free cash flow. Free cash flow is defined as net cash provided by operating activities less capital expenditures, which consists of purchases of property and equipment. We understand that although these Non-GAAP Financial Measures are frequently used by investors and the analyst community in their evaluation of our financial performance, these measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. We compensate for such limitations by reconciling these Non-GAAP Financial Measures to the most comparable GAAP financial measures. We encourage you to review the tables in this shareholder letter titled “Reconciliation of GAAP to Non-GAAP Results” and “Reconciliation of GAAP to Non-GAAP Financial Targets” that present such reconciliations. We calculate net revenue retention rate (NRR) at a point in time by dividing monthly recurring revenue (MRR) at the end of a reporting period (Current Period MRR) by the MRR for the same group of customers at the end of the prior 12-month period. Current Period MRR includes existing customer expansion net of existing customer contraction and attrition but excludes MRR from new customers in the current period. ABOUT ATLASSIAN Atlassian unleashes the potential of every team. A recognized leader in software development, work management, and enterprise service management software, Atlassian enables enterprises to connect their business and technology teams with an AI-powered system of work that unlocks productivity at scale. Atlassian’s collaboration software powers over 80% of the Fortune 500 and 300,000+ customers worldwide - including NASA, Rivian, Deutsche Bank, United Airlines, and Bosch - who rely on our solutions to drive work forward. Investor relations contact: Martin Lam, IR@atlassian.com Media contact: M-C Maple, press@atlassian.com